CONFIDENTIAL TREATMENT REQUESTED

PURSUANT TO 17 C.F.R. SECTION 200.83

Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Kymera Securities Corporation	Massachusetts